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                                                                    Exhibit 15.1

December 16, 2002

Cable Design Technologies Corporation
Foster Plaza 7
661 Andersen Drive
Pittsburgh, PA 15220

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Cable Design Technologies Corporation and subsidiaries for the periods ended October 31, 2002 and 2001, as indicated in our report dated December 6, 2002; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended October 31, 2002, is incorporated by reference in Registration Statement No. 33-00554 on Form S-3 and Registration Statement Nos. 33-80229, 333-76351, 33-73272, 33-78418,
333-2450, 333-6743, 333-17443, and 333-73790 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP
Pittsburgh, Pennsylvania